OLD POINT ANNOUNCES STOCK REPURCHASE, PROPERTY ACQUISITION AT ANNUAL STOCKHOLDERS’ MEETING

April 28, 2004 Hampton, VA Robert F. Shuford, Chairman of the Board and Chief Executive Officer of Old Point Financial Corporation (Nasdaq “OPOF”) announced last night at the annual shareholders’ meeting that the corporation had begun a stock buy-back program. The program, which was approved by the Old Point Financial Corporation board of directors in January 2000, allows for the repurchase of up to five percent of the corporation’s common stock.

“The repurchase of Old Point stock by the corporation is good for our current shareholders,” said Shuford, “It increases our Return on Equity and sends a positive message to the investment community because it shows management’s faith in the ability of the corporation to produce growth and earnings.”

In other announcements, Louis G. Morris, President and CEO of Old Point National Bank, a wholly-owned subsidiary of Old Point Financial Corporation, announced the acquisition of a branch site in the Eagle Harbor area in Isle of Wight County. “This site is a natural extension of our market,” said Morris, “In fact, we already have a number of current customers living in Isle of Wight.” Morris went on to reiterate the bank’s commitment to search for strategically located branch sites, particularly on the Southside of Hampton Roads, where it currently has three branches.

In other actions at the meeting, held at the Williamsburg Marriott Hotel, the shareholders of Old Point Financial Corporation reelected 13 directors and re-appointed Witt Mares Eggleston Smith, PLC as independent auditors.

Old Point Financial Corporation (“OPOF” — Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Total assets as of March 31, 2004 for Old Point Financial Corporation were $661 million. Web: www.oldpoint.com

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286